Exhibit 99.1

INTCOMEX, INC. ANNOUNCES DEPARTURE OF JUAN CARLOS RIOJAS, CHIEF FINANCIAL OFFICER

MARIA ARANA TO SERVE AS CORPORATE CONTROLLER

MIAMI, FL — August 29, 2013 — Intcomex, Inc. (Intcomex or the Company), the US-based value-added distributor of information technology products to Latin America and the Caribbean, today announced the departure of Juan Carlos Riojas as the Company’s Chief Financial Officer (CFO), effective immediately following the filing of the Company’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2013. The Company has initiated a search for Mr. Riojas’ replacement and expects to have the position filled by the time of his departure.

“It has been my honor and pleasure to serve as Intcomex’s CFO,” stated Juan Carlos Riojas. “While, for personal reasons, I have decided to return to my home country of Mexico, my experience at Intcomex has been rewarding. I greatly appreciate all of Intcomex’s support and have enjoyed working with Mike Shalom, the Company and its talented executive management team.”

Intcomex’s President and Chief Executive Officer, Michael Shalom stated, “I want to thank Juan Carlos for the contributions he made during the past few months, particularly his leadership in enhancing our financial management practices. We sincerely wish Juan Carlos all the best.”

The Company also announced the appointment of Maria Arana as its Corporate Controller, effective August 26, 2013. Ms. Arana will be involved in areas of corporate accounting, financial control and compliance, reporting and taxation. Ms. Arana has worked in companies with multi-country operations in Latin America, and most recently served as Senior Director of Financial Operations at Whitney University Systems. Ms. Arana is a Certified Public Accountant and holds an active license from the State of Georgia. Ms. Arana earned a Bachelor of Accounting degree and a Master of Business Administration degree from Florida International University in Miami, Florida.

“I am very pleased Maria has become a part of our organization. She is well-qualified, has a very strong background in accounting and finance and is a welcome addition to the team. I believe Maria will be a valuable leader in carrying out Intcomex’s corporate accounting initiatives, solidifying the Company’s position in her areas of responsibility and contributing to our overall continued success,” stated Michael Shalom.

About Intcomex:

Intcomex, a CVCI portfolio company, is a US-based value-added distributor of information technology products to Latin America and the Caribbean. Intcomex provides and distributes a wide range of products including computer, components, peripherals, software, computer systems, accessories, networking products, digital consumer electronics and mobile devices to more than 50,000 customers in 39 countries. Intcomex also delivers a unique set of services including training on new products, technical support, warranty services and assistance with customs, duties and taxes. Intcomex prides itself on its outstanding technical support areas, efficient shipping and receiving procedures and effective return-to-manufacturer authorization processes. The driving force behind Intcomex’s overall success is its commitment to fulfill the needs of its customers.

Contact:

Intcomex, Inc.

www.intcomex.com or http://store.intcomex.com

Investor Relations: ir@intcomex.com, 305-477-6230 Ext. 500888